EXECUTION COPY

CUSIP Number: __________

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of May 10, 2007

among

FIG LLC

AND CERTAIN OF ITS AFFILIATES

as Borrowers,

CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWERS

as Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

CITIBANK, N.A.,

as Syndication Agent

Arranged By:

BANC OF AMERICA SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	27
1.03	Accounting Terms	27
1.04	Rounding	28
1.05	Times of Day	28
1.06	Letter of Credit Amounts	28
1.07	Exchange Rates; Currency Equivalents	28
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		29
2.01	Revolving Loans and Term Loans	29
2.02	Borrowings, Conversions and Continuations of Loans	30
2.03	Letters of Credit	31
2.04	Prepayments	39
2.05	Termination or Reduction of Commitments	40
2.06	Maturity	41
2.07	Interest	41
2.08	Fees	41
2.09	Computation of Interest and Fees	42
2.10	Evidence of Debt	42
2.11	Payments Generally; Administrative Agent’s Clawback	43
2.12	Sharing of Payments by Lenders	44
2.13	Joint and Several Liability of Borrowers	45
2.14	Appointment of FIG	46
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		47
3.01	Taxes	47
3.02	Illegality	48
3.03	Inability to Determine Rates	49
3.04	Increased Costs	49
3.05	Compensation for Losses	50
3.06	Mitigation Obligations; Replacement of Lenders	51
3.07	Survival	51
ARTICLE IV GUARANTY		51
4.01	The Guaranty	51
4.02	Obligations Unconditional	52
4.03	Reinstatement	53
4.04	Certain Additional Waivers	53
4.05	Remedies	53
4.06	Rights of Contribution	53
4.07	Guarantee of Payment; Continuing Guarantee	54
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		54
5.01	Conditions of Initial Credit Extension	54
5.02	Conditions to all Credit Extensions	56

ARTICLE VI REPRESENTATIONS AND WARRANTIES		56
6.01	Existence, Qualification and Power	56
6.02	Authorization; No Contravention	57
6.03	Governmental Authorization; Other Consents	57
6.04	Binding Effect	57
6.05	Financial Statements; No Material Adverse Effect	57
6.06	Litigation	58
6.07	No Default	58
6.08	Ownership of Property; Liens	58
6.09	Environmental Compliance	58
6.10	Insurance	59
6.11	Taxes	59
6.12	ERISA Compliance	59
6.13	Subsidiaries/Equity Interests	60
6.14	Margin Regulations; Investment Company Act; Investment Advisors Act	60
6.15	Disclosure	60
6.16	Compliance with Laws	61
6.17	Intellectual Property; Licenses, Etc	61
6.18	Solvency	61
6.19	[Intentionally Omitted]	61
6.20	Property Information/ Legal Identification	61
6.21	Management Agreements/Other Agreements/Intercompany Debt	61
ARTICLE VII AFFIRMATIVE COVENANTS		62
7.01	Financial Statements	62
7.02	Certificates; Other Information	63
7.03	Notices	64
7.04	Payment of Obligations	64
7.05	Preservation of Existence, Etc	65
7.06	Maintenance of Properties	65
7.07	Maintenance of Insurance	65
7.08	Compliance with Laws	65
7.09	Books and Records	66
7.10	Inspection Rights	66
7.11	Use of Proceeds	66
7.12	Existing and Additional Fortress Entities or Subsidiaries	66
7.13	ERISA Compliance	67
7.14	Pledged Assets	67
7.15	Management Fees	68
7.16	Distributions of Income to the Loan Parties	68
ARTICLE VIII NEGATIVE COVENANTS		68
8.01	Liens	68
8.02	[Intentionally Omitted]	70
8.03	Indebtedness	70
8.04	Fundamental Changes	71
8.05	Dispositions	71
8.06	Restricted Payments	72
8.07	Change in Nature of Business	72
8.08	Transactions with Affiliates and Insiders	73
8.09	Burdensome Agreements	73

8.10	Financial Covenants	73
8.11	[Intentionally Omitted]	74
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	74
8.13	Sale Leasebacks	74
8.14	Capital Expenditures	74
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		75
9.01	Events of Default	75
9.02	Remedies Upon Event of Default	77
9.03	Application of Funds	77
ARTICLE X ADMINISTRATIVE AGENT		78
10.01	Appointment and Authority	78
10.02	Rights as a Lender	79
10.03	Exculpatory Provisions	79
10.04	Reliance by Administrative Agent	80
10.05	Delegation of Duties	80
10.06	Resignation of Administrative Agent	80
10.07	Non-Reliance on Administrative Agent and Other Lenders	81
10.08	No Other Duties; Etc	81
10.09	Administrative Agent May File Proofs of Claim	81
10.10	Collateral and Guaranty Matters/Ineligible Assignee Letter Agreement	82
ARTICLE XI MISCELLANEOUS		83
11.01	Amendments, Etc	83
11.02	Notices and Other Communications; Facsimile Copies	84
11.03	No Waiver; Cumulative Remedies	86
11.04	Expenses; Indemnity; and Damage Waiver	86
11.05	Payments Set Aside	88
11.06	Successors and Assigns	88
11.07	Treatment of Certain Information; Confidentiality	92
11.08	Set-off	92
11.09	Interest Rate Limitation	93
11.10	Counterparts; Integration; Effectiveness	93
11.11	Survival of Representations and Warranties	93
11.12	Severability	94
11.13	Replacement of Lenders	94
11.14	Governing Law; Jurisdiction; Etc	95
11.15	Waiver of Right to Trial by Jury	95
11.16	USA PATRIOT Act Notice	96
11.17	Judgment Currency	96
11.18	No Advisory or Fiduciary Responsibility	96

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
6.13(a)(i)	List of Subsidiaries of Loan Parties
6.13(a)(ii)	Fortress Funds
6.13(a)(iii)	SPVs
6.20	Property Information
6.21	Management Agreements
8.01	Liens
8.03	Indebtedness
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.10(a)(i)	Form of Revolving Note
2.10(a)(ii)	Form of Term Loan A Note
2.10(a)(iii)	Form of Delayed Draw Term Loan Note
2.10(a)(iv)	Form of Term Loan B Note
7.02	Form of Compliance Certificate
7.12	Form of Joinder Agreement
11.07	Form of Assignment and Assumption

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 10, 2007 among FIG LLC, a Delaware limited liability company (formerly known as Fortress Investment Group LLC) (“FIG”), the other Borrowers (defined herein), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

FIG, certain subsidiaries and affiliates of FIG as borrowers, certain other subsidiaries and affiliates of FIG as guarantors, certain lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer entered into that certain Credit Agreement, dated as of June 23, 2006 (as amended and modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

The Borrowers wish to amend and restate the Existing Credit Agreement to provide for $1,000,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Additional Castle” means any Person formed or acquired by a Loan Party (a) that has issued Equity Interests to a Loan Party upon its formation or acquisition, (b) that is intended by the owner of such Person’s Equity Interests to become a publicly traded entity, (c) that is not a Private Equity Fund or a Hedge Fund, and (d) with respect to whose incentive income paid to a Loan Party is limited to amounts above a performance threshold specified in such Person’s Organizational Documents.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means the letter agreement, dated April 11, 2007, among FIG and the Administrative Agent.

“Aggregate Delayed Draw Term Loan Commitments” means the Delayed Draw Term Loan Commitments of all the Delayed Draw Term Loan Lenders. The amount of the Aggregate Delayed Draw Term Loan Commitments in effect on the Closing Date is FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The amount of Aggregate Revolving Commitments in effect as of the Closing Date is TWO HUNDRED MILLION DOLLARS ($200,000,000).

“Aggregate Term Loan A Commitments” means the Term Loan A Commitments of all the Term Loan A Lenders. The amount of the Aggregate Term Loan A Commitments in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Aggregate Term Loan B Commitments” means the Term Loan B Commitments of all the Term Loan B Lenders. The amount of the Aggregate Term Loan B Commitments is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

“Agreement” means this Credit Agreement.

“Alternative Currency” means Canadian Dollars, British Pounds Sterling, Euros and each other currency (other than Dollars) that is approved by the Administrative Agent in its sole discretion.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Letter of Credit Sublimit” means an amount equal to $15,000,000. The Alternative Currency Letter of Credit Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.

“Applicable Percentage” means, (a) with respect to each Revolving Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Term A Lender’s portion of the outstanding Term A Loans at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Term Loan A Commitments represented by such Term Loan A Lender’s Term Loan A Commitment at such time; provided that after the Closing Date, the Applicable Percentage of each Term Loan A Lender shall be determined based on the outstanding principal amount of the Term A Loans held by such Term Loan A Lender at such time, (c) with respect to such Delayed Draw Term Lender’s portion of the outstanding Delayed Draw Term Loans at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Delayed Draw Term Loan Commitments represented by such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment at such time, provided that if the commitment of each Delayed Draw Term Loan Lender to make Delayed Draw Term Loans has been terminated pursuant to Section 9.02 or if the Aggregate Delayed Draw Term Loan Commitments have expired, then the Applicable Percentage of each Delayed Draw Term Loan Lender shall be determined based on the outstanding principal amount of the Delayed Draw Term Loans held by such Delayed Draw Term Loan Lender at such time and (d) with respect to such Term B Lender’s portion of the outstanding Term B Loans at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Term Loan B Commitments represented by such Term Loan Lender’s Term Loan Commitment at such time; provided that after the Closing Date, the Applicable Percentage of each Term Loan B Lender shall be determined based on the outstanding principal amount of the Term B Loans held by such Term Loan B Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or, if applicable, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Ratings as set forth below:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans	Commitment Fee
1	A- or A3 or higher	0.500%	0.000%	0.150%
2	BBB+ or Baa1	0.650%	0.000%	0.200%
3	BBB or Baa2	0.800%	0.000%	0.250%
4	BBB- or Baa3	0.950%	0.000%	0.300%
5	BB+ or Ba1	1.050%	0.050%	0.375%
6	BB or Ba2 or lower	1.200%	0.200%	0.375%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrowers’ non-credit-enhanced, senior secured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Borrowers have only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Borrowers do not have any Debt Rating, Pricing Level 6 shall apply. Pricing Level 6 shall apply on the Closing Date.

Notwithstanding the Foregoing, the Applicable Rate with respect to the Commitment Fee for the Delayed Draw Term Loan shall be equal to 0.175% on the Closing Date and for the first 135 days thereafter. Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective as of the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in Alternative Currency, the local time in the place of settlement for Alternative Currency as may be determined by the L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund Lender” means any Fund Lender that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BAS and Citigroup Global Markets Inc., in their capacities a joint lead arrangers and joint book runners.

“Asset Value” means (a) with respect to Co-Investment Fund Investments and Fortress Fund Investments, the value of each such asset based on the fair market value of such asset and (b) with respect to Direct Investments, the value of each such asset based on the cost of such asset minus permanent impairment as determined by GAAP; provided that the value of any Investment Assets owned by an SPV shall be reduced by all Indebtedness owed by such SPV (but in no event less than zero).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Fund Lenders managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.07 or any other form approved by the Administrative Agent.

“Assignment of LLC Interests” means the assignment of interests in the equity owned by the Loan Parties in certain of their Subsidiaries executed in favor of the Administrative Agent, for the benefit of the Lenders, by each of the applicable Loan Parties.

“Assignment of Interests in Management Agreements” means the assignment of interests in management agreements executed in favor of the Administration Agent, for the benefit of the Lenders, by each of the applicable Loan Parties.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited combined balance sheet of the Fortress Entities, their respective Subsidiaries and the Consolidated Fortress Funds for the fiscal year ended December 31, 2006, and the related combined statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Fortress Entities and their respective Subsidiaries, including the notes thereto.

“Availability Period”  means, (a) with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the

Aggregate Revolving Commitments pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02 and (b) with respect to the Delayed Draw Term Loan Commitments, the period from and including the Closing Date to the earliest of (i) February 10, 2008, (ii) the date that the total Delayed Draw Term Loan Commitment has been fully funded to the Borrowers and (iii) the date of termination of the Delayed Draw Term Loan Commitments pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” means, subject to Section 8.04(f), FIG, FOE I, FOE II, FOE III, and Principal Holdings I LP and “Borrower” means any one of them.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrowers, their Subsidiaries and the Fortress Funds at such time.

“Capital Expenditures” means, for any period, for any Person, all capital expenditures of such Person, as determined in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral Account” has the meaning set forth in the Cash Collateral Account Agreement.

“Cash Collateral Account Agreement” means the cash collateral account agreement executed in favor of the Administrative Agent, for the benefit of the Lenders, by each of the applicable Loan Parties.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Castle” or “Castles” means Eurocastle, Newcastle and any Additional Castle.

“Castle Options” means the Eurocastle Options, the Newcastle Options and options on Additional Castle Equity Interests owned, directly or indirectly, by the Loan Parties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (ii) the Principals or any group which, directly or indirectly, is controlled by them) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the combined voting power of all Voting Stock of Public FIG on a fully diluted basis.

“Closing Date” means the date hereof.

“Co-Investment Fund Investments” means Investments, either directly or indirectly, by the Loan Parties or their Subsidiaries in a Person in which a Fortress Fund also made or will concurrently make an Investment.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Assignment of LLC Interests, the Assignment of Interests in Management Agreements, the Cash Collateral Account Agreement, the Transfer Documents and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14 or otherwise.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term Loan A Commitment of such Lender, the Delayed Draw Term Loan Commitment of such Lender and/or the Term Loan B Commitment of such Lender.

“Commitment Fees” means the fees set forth in 2.08(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Consolidated Adjusted Asset Value” means the Consolidated Asset Value minus the amount by which the contribution from any individual Co-Investment Fund Investment or Direct Investment exceeds 30% of the Required Investment Assets.

“Consolidated Asset Value” means the aggregate Asset Value of all Co-Investment Fund Investments, Direct Investments and Fortress Fund Investments.

“Consolidated Fortress Funds” means those certain Fortress Funds that are consolidated with the Loan Parties in the financial statements of Public FIG.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including, without limitation, any Management Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Facility Swap Contract” means any Swap Contract entered into by a Loan Party with a Lender or an Affiliate of a Lender with respect to the Obligations.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deferred Management and Incentive Fees” means the deferred management, incentive and performance fees from the Offshore Hedge Funds that are shown as an asset on the balance sheet of FIG from time to time.

“Delayed Draw Term Loan Commitment” means, as to each Delayed Draw Term Loan Lender, its obligation to make its portion of the Delayed Draw Term Loans to the Borrowers pursuant to Section 2.01(c), in the principal amount set forth opposite such Delayed Draw Term Loan Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Delayed Draw Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Delayed Draw Term Loan Lender” means each Lender with a Delayed Draw Term Loan Commitment greater than zero.

“Delayed Draw Term Loan Note” has the meaning specified in Section 2.10(a).

“Delayed Draw Term Loans” has the meaning specified in Section 2.01(c).

“Direct Investments” means Investments by Loan Parties or their Subsidiaries which are not Fortress Fund Investments or Co-Investment Fund Investments.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by a Loan Party (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition; it being understood that an Equity Issuance shall not be deemed to be a Disposition.

“Distribution” means any dividend or distribution (whether in cash, securities or other Property) with respect to the Equity Interests of a Loan Party or any subsidiary.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate

(determined as of the most recent Revaluation Date) for the purchase of Dollars with Alternative Currency.

“Drawbridge Funds” mean Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd, Drawbridge RV Plus Fund LP, and Drawbridge RV Plus Fund Ltd.

“EBITDA” means with respect to any Person (or any asset of any Person) for any period, without duplication an amount equal to the sum of:

(a) the Net Income of such Person (or attributable to such asset) for such period plus

(b) depreciation and amortization, interest expense and income taxes deducted in calculating such Net Income, plus

(c) any extraordinary or non-recurring losses deducted in calculating such Net Income, plus

(d) the Incentive Income Adjustment; plus

(e) the Other Income Adjustment; plus

(f) compensation expenses recorded in connection with the assignment of the Castle Options and Stock Based Compensation, in each case deducted in calculating such Net Income; plus

(g) accrued employee profit sharing related to Oldcastle incentive compensation minus cash payments made with respect to such employee profit sharing; minus

(h) income (loss) allocable to, or resulting from distributions to, the Principals and their assignees; minus

(i) any earnings on deferred fee arrangements net of employees’ share; minus

(j) any extraordinary or other non-recurring gains included in calculating such Net Income.

Notwithstanding the above, (A) it is understood that EBITDA shall not include any amounts to be distributed as Promote Fees to equity holders of any Person other than a Loan Party and (B) upon the occurrence of a Permitted Management Function Transfer, EBITDA (as calculated for any present or past quarter) shall no longer include any income or expenses related to the applicable Fortress Fund (or any gains or losses related thereto).

“Eligible Assets” means Property that is used or useful in the same or a similar line of business as the Loan Parties were engaged in on, and any Investments of the type that the Loan Parties had made on or prior to, the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries or any Affiliate directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party to any Person other than a Loan Party or a Subsidiary of its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurocastle” means Eurocastle Investment Limited, a Guernsey Company.

“Eurocastle Options” means the options on Eurocastle stock owned by the Loan Parties.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Management Agreements” means the Management Agreements identified on Schedule 6.21 that are subject to confidentiality agreements.

“Excluded Taxes” means, with respect to the Administrative Agent (including any sub-agent), any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or with which it has a present of former connection (other than any such connection resulting in whole or in part from its having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable Lending Office is located, (b) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a) and (d) in the case of a Lender other than a Foreign Lender, backup withholding tax imposed under Section 3406 of the Internal Revenue Code (other than as a result of a Change in Law).

“Existing Credit Agreement” has the meaning set forth in the initial paragraphs hereto.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 2.03.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“FIG” means FIG LLC, a Delaware limited liability company (formerly known as Fortress Investment Group LLC).

“FIG Promote Entities” means any entity created with respect to a Private Equity Fund to hold Promote Fees for Persons other than Loan Parties.

“FOE I” means Fortress Operating Entity I LP, a Delaware limited partnership.

“FOE II” means Fortress Operating Entity II LP, a Delaware limited partnership.

“FOE III” means Fortress Operating Entity III LP, a Delaware limited partnership.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“Fortress Entities” means the Borrowers and any other Person (other than a natural Person) who directly owns the investment advisor, general partner or managing member of a Fortress Fund or who otherwise receives Promote Fees or Management Fees.

“Fortress Funds” means each of (a) each of the entities set forth on Schedule 6.13(a)(ii) and (b) any other Private Equity Fund, Hedge Fund or any other public or private investment fund created after the Closing Date and managed, directly or indirectly, by a Loan Party or one of its Subsidiaries or Affiliates or any of its investment advisors; provided that portfolio companies of a Fortress Fund shall not be deemed to be a Fortress Fund.

“Fortress Fund Investments” means (a) the stock of Newcastle and Eurocastle (and any other Equity Interests of a publicly traded entity) that has been pledged to the Lenders pursuant to the Pledge Agreement, (b) the Loan Parties’ ownership interest, direct or indirect, in the Private Equity Funds, (c) the Loan Parties’ ownership interest, direct or indirect, in the Onshore Hedge Funds, (d) the Newcastle Options and Eurocastle Options and any other options of a publicly traded Person for which a Loan Party or a Subsidiary is the manager and (e) the ownership interest, direct or indirect, of any Loan Party in any public or private investment fund created after the Closing Date that is managed, directly or indirectly, by a Loan Party.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Cash Flow” means, as to the Loan Parties and as of any date of determination, an amount equal to (a) $163,000,000 plus (b) EBITDA earned since March 31, 2007 to such date of determination less (c) the sum of (i) Interest Charges paid since March 31, 2007 to such date of determination plus (ii) Capital Expenditures made since March 31, 2007 to such date of determination (other than Capital Expenditures financed by Indebtedness permitted by Section 8.03(j)(i)) plus (iii) Distributions made in cash pursuant to Section 8.06(c) and (e) from March 31, 2007 to such date of determination.

“Fund Lender” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by any Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);

(f) the Attributable Indebtedness of Capital Leases, Sale and Leaseback Transactions, Synthetic Leases and Securitization Transactions;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that (i) such Funded Indebtedness is recourse to such Person solely as a result of such Person being a general partner of another Person and such Funded Indebtedness is non-recourse to any Loan Party or any other Subsidiary or (ii) such Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time or with respect to a Person organized outside of the United States, the generally accepted accounting principals of the applicable country.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means all Persons signatories to this Agreement, such other Persons that join as a Guarantor from time to time pursuant to Section 7.12 or otherwise, and their successors and assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Funds” means the Drawbridge Funds, Fortress Partners Fund LP and any other hedge fund created after the Closing Date and managed, directly or indirectly, by a Loan Party or one of its Subsidiaries or Affiliates or any of the investment advisors of the foregoing.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Illiquid Investments” means investments in the Castles, Private Equity Funds and investments in special investment accounts at Hedge Funds.

“Incentive Income Adjustment” means:

(i) for Private Equity Funds, (a) incentive income paid (or declared as a distribution) to such Person minus a reserve for potential future clawbacks if the likelihood of a clawback is deemed greater than remote (net of the reversal of any prior such reserves that are no longer reasonably deemed necessary by such Person) minus (b) incentive income recorded in accordance with GAAP; plus

(ii) for all Fortress Funds other than Private Equity Funds, (x) incentive income on an accrual basis as if such incentive income from these funds were payable on a quarterly basis minus (y) incentive income recorded in accordance with GAAP.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that (i) such Funded Indebtedness is recourse to such Person solely as a result of such Person being a general partner of another Person and such Funded Indebtedness is non-recourse to any Loan Party or any other Subsidiary or (ii) such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Ineligible Assignees” means those certain Persons set forth in the Ineligible Assignee Letter Agreement and all Affiliates thereof.

“Ineligible Assignees Letter Agreement” means that certain letter agreement, dated as of the Closing Date, between FIG LLC and the Administrative Agent, as such letter agreement may be amended or modified from time to time with the consent of FIG LLC and, in accordance with Section 10.10, the Administrative Agent.

“Information” has the meaning specified in Section 11.07.

“Interest Charges” means, with respect to any Person (or any asset of any Person) for any period an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) of such Person or in connection with the deferred purchase price of assets of such Person for such period, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases of such Person that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases of such Person with respect to such period.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, subject to the availability to all applicable Lenders, nine or twelve months) thereafter, as selected by the Borrowers in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. Furthermore, for purposes of compliance with Section 8.10(c), cash shall be considered to be an Investment.

“Investment Asset” means Co-Investment Fund Investments, Direct Investments and Fortress Fund Investments.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party or any of its Subsidiaries.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Joint Fee Letter” means the letter agreement, dated April 11, 2007, among FIG, the Arrangers and the Administrative Agent.

“Joint Venture” means a Person in which another Person owns less than 100% of the equity interest in such Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advance shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns and includes both the Revolving Lenders and the Term Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letters of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in Alternative Currency (subject to the Alternative Currency Letter of Credit Sublimit).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is twenty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) TWENTY-FIVE MILLION DOLLARS ($25,000,000). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, Term A Loan, Delayed Draw Term Loan or Term B Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, the Fee Letter and the Post Closing Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, Term A Loans, Delayed Draw Term Loans or Term B Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Management Agreements” means all management agreements and Organizational Documents that set forth Management Fees therein to which a Loan Party or a Subsidiary is a party as more fully set forth on Schedule 6.21.

“Management Fees” means any management fees paid pursuant to a Management Agreement.

“Management Fee Earning Assets” means all assets subject to a Management Agreement in which a Loan Party, directly or indirectly, earns Management Fees.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Fortress Fund” means any Fortress Fund in which the sum of the Management Fees and the Promote Fees payable to a Loan Party or one of its Subsidiaries (other than, with respect to Hedge Funds and Private Equity Funds, Promote Fees allocable to individuals), whether paid or accrued, during the most recently ended twelve month period, or reasonably expected to be payable during the next succeeding twelve month period, exceeds $25,000,000, in the aggregate.

“Material Subsidiary” means (a) any Subsidiary of a Fortress Entity that either directly or indirectly through another Subsidiary (i) generates any revenues or cash flow of $5,000,000 or more in any fiscal year or (ii) owns assets with an aggregate value greater than or equal to $15,000,000 (excluding the value of leasehold improvements) and (b) any other Subsidiary of a Fortress Entity designated by the Borrowers from time to time such that the aggregate value of all assets owned by Subsidiaries of Fortress Entities that are not Material Subsidiaries under this definition does not exceed $100,000,000 (excluding the value of leasehold improvements).

“Maturity Date” means May 10, 2012.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by a Loan Party in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof or in connection therewith and (c) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by a Loan Party in any Disposition or Involuntary Disposition.

“Net Income” means, with respect to any Person (or any asset of any Person) for any period, the net income of such Person (or attributable to such asset) for that period, as determined in accordance with GAAP.

“Newcastle” means Newcastle Investment Corp., a Maryland corporation.

“Newcastle Options” means the options on Newcastle stock owned by the Loan Parties.

“Note” means a Revolving Note, a Term Loan A Note, a Delayed Draw Term Loan Note or a Term Loan B Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Credit Facility Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Offshore Hedge Funds” means any Hedge Fund organized outside of the United States.

“Oldcastle” means Newcastle Investment Holdings LLC, a Delaware limited liability company.

“Onshore Hedge Funds” means any Hedge Fund organized in the United States.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Income Adjustment” means:

(a) (i) realizations of income or loss from the Illiquid Investments, minus (ii) impairment charges with respect to the Illiquid Investments, minus (iii) equity method earnings (losses) recorded with respect to the Illiquid Investments in accordance with GAAP, minus

(b) unrealized gains (unrealized losses) on the Castle Options, minus

(c) unrealized gains (unrealized losses) from Private Equity Funds, plus

(d) (i) proceeds from the sale of shares received pursuant to the exercise of Castle Options, in excess of their strike price minus (ii) management fee income recorded in accordance with GAAP in connection with the receipt of such Castle Options.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. excluding, however, in each case, amounts imposed as a result of an assignment or other transfer (other than an assignment that occurs at the request of a Borrower).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means, at any time, Liens in respect of Property of a Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Fund Termination” means the termination, dissolution, liquidation or wind up of a Fortress Fund after the last asset or Investment in such Fortress Fund is sold in the ordinary course of business.

“Permitted Management Function Transfer” means the transfer of the management functions of a Fortress Fund from a Loan Party to such Fortress Fund itself for consideration at least equal to the greater of (i) fair market value (whether in cash or equity), determined by the Borrowers in a commercially reasonable manner, and (ii) the aggregate amount of net Management Fees and net Promote Fees expected to be earned over the period from the consummation of such transfer to the Maturity Date; provided that (a) no Event of Default exists or would be caused by such transfer, (b) after giving effect thereto, the Loan Parties shall be in compliance with the financial covenants in Section 8.10 (as of the last day of the most recently ended fiscal quarter for which financial statements have been provided pursuant to Section 7.01(b)) on a pro forma basis as if such transfer had occurred twelve months prior to the date of determination and (c) all assets received by such Loan Party in such transfer shall be pledged to the Lenders in a manner reasonably acceptable to the Administrative Agent.

“Permitted Tax Distribution” has the meaning set forth in Section 8.06(c).

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of a Loan Party and its Subsidiaries that are Disposed of in the ordinary course of business; (c) Dispositions of Property to a Loan Party or any Subsidiary; provided, that if the transferor of such Property is a Loan Party  the transferee thereof must be a Loan Party; (d) Dispositions of Investments other than Investments in Material Subsidiaries; (e) Dispositions of accounts receivable in connection with the collection or compromise thereof; and (f) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of a Loan Party and its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the Lenders, by each of the applicable Loan Parties.

“Presumed Tax Rate” means the effective combined Federal, state and local income tax rate applicable to either a natural person or corporation, whichever is higher, residing in New York, New York, taxable at the highest marginal Federal income tax rate and the highest marginal New York State and New York City income tax rates (taking into account the character of the income) and after giving effect to the Federal income tax deduction for such state and local income taxes).

“Principals” means Wesley R. Edens, Peter Briger, Robert I. Kauffman, Randal A. Nardone and Michael Novogratz.

“Private Equity Fund” means all private equity funds whether now existing or created after the Closing Date, in each case managed by a Loan Party or any one of its other Subsidiaries or Affiliates or any of its investment advisors.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.10, that any Disposition (other than Permitted Transfers) or Acquisition, shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrowers were required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction.

“Promote Fees” means distributions paid as “incentive fees,” “incentive allocations” or “promote fees” pursuant to any Management Agreement or any Organization Document of a Fund.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Public FIG” means Fortress Investment Group LLC, a Delaware limited liability company, a public company listed on the New York Stock Exchange.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party or any of its Subsidiaries.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” means an independent certified public accountant.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Investment Assets” has the meaning set forth in Section 8.10(c).

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein. The unfunded Commitments of, and the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president or chief financial officer or any vice president, secretary or assistant secretary of a Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or Property for any of the foregoing.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (a) each date of issuance of any Letter of Credit, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the L/C Issuer of any Letter of Credit denominated in Alternative Currency, (d) the last Business Day of each calendar month and (e) such additional dates as the Administrative Agent or the L/C Issuer shall require.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lender” means each Lender who has a Revolving Commitment greater than zero.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.10(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to a Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby a Loan Party or such Subsidiary shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the Lenders, by each of the Loan Parties.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Alternative Currency.

“SPV” means any Person whose Equity Interests are owned, directly or indirectly, by a Loan Party that (a) is formed solely for the purpose of making an Investment in a Fortress Fund and (b) borrows the money to make such Investments from Persons other than the Loan Parties; provided, however, that the Indebtedness of such SPV shall not be recourse to the Loan Parties, any of their Subsidiaries or their assets.

“Stock Based Compensation” means “stock based compensation” (as defined in Financial Accounting Standards Board pronouncement 123R) consisting of Equity Interests in the Registrant and its consolidated Subsidiaries (including, without limitation, the Loan Parties).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers; provided that neither a Fortress Fund nor any of its Subsidiaries nor any FIG Promote Entity nor any SPV shall be deemed to be a Subsidiary of a Loan Party.

“Swap Contract” means, to the extent entered into on a fair market value basis at the time of entry, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loans” has the meaning specified in Section 2.01(b).

“Term B Loans” has the meaning specified in Section 2.01(d).

“Term Loan A Commitment” means, as to each Term Loan A Lender, its obligation to make its portion of the Term A Loans to the Borrowers pursuant to Section 2.01(b), in the principal amount set forth opposite such Term Loan A Lender’s name on Schedule 2.01.

“Term Loan A Lender” means each Lender with a Term Loan A Commitment greater than zero.

“Term Loan A Note” has the meaning specified in Section 2.10(a).

“Term Loan B Commitment” means, as to each Term Loan B Lender, its obligation to make its portion of the Term B Loans to the Borrowers pursuant to Section 2.01(d), in the principal amount set forth opposite such Term Loan B Lender’s name on Schedule 2.01.

“Term Loan B Lender” means each Lender with a Term Loan B Commitment greater than zero.

“Term Loan B Note” has the meaning specified in Section 2.10(a).

“Term Loans” means, collectively, the Term A Loans, the Delayed Draw Term Loans and the Term B Loans.

“Threshold Amount” means $25,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Transfer Documents” means the consent to assignment, transfer of interest and acknowledgment for each equity interest pledged to the Administrative Agent under the Assignment of LLC Interest.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by any Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) Changes in GAAP. The Borrowers will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the

Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.10 shall be made on a Pro Forma Basis.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer shall determine as of each Revaluation Date the Spot Rates to be used for calculating Dollar Equivalent amounts of Letters of Credit and Outstanding Amounts denominated in Alternative Currency. Such Spot Rates shall be effective as of each such Revaluation Date and shall be the Spot Rates employed in converting any amounts between Dollars and Alternative Currency until the next Revaluation Date to occur. Except as otherwise expressly provided herein, the applicable amount of Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with a rounding-up if there is no nearest number), as determined by the Administrative Agent or the L/C Issuer, as applicable.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans and Term Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings of Revolving Loans made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrowers and reasonably acceptable to the Administrative Agent at least three Business Days prior to the Closing Date.

(b) Term A Loans. Subject to the terms and conditions set forth herein, each Term Loan A Lender severally agrees to make its portion of certain term loans (the “Term A Loans”) to the Borrowers in Dollars on the Closing Date in an aggregate amount equal to such Lender’s Term Loan A Commitment; provided that the aggregate amount of all Term A Loans made hereunder shall not exceed the Aggregate Term A Loan Commitments. Amounts repaid on the Term A Loans may not be reborrowed. The Term A Loans may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings of Term A Loans made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrowers and reasonably acceptable to the Administrative Agent at least three Business Days prior to the Closing Date.

(c) Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Delayed Draw Term Loan Lender severally agrees to make its portion of certain term loans (the “Delayed Draw Term Loans”) to the Borrowers in Dollars during the Availability Period in an aggregate amount equal to such Lender’s Delayed Draw Term Loan Commitment; provided that the aggregate amount of all Delayed Draw Term Loans made hereunder shall not exceed the Aggregate Delayed Draw Term Loan Commitments. Amounts repaid on the Delayed Draw Term Loans may not be reborrowed. The Delayed Draw Term Loans may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings of Delayed Draw Term Loans made on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrowers and reasonably acceptable to the Administrative Agent at least three Business Days prior to the Closing Date. At the end of the Availability Period, the Commitment to make Delayed Draw Term Loans shall terminate.

(d) Term B Loans. Subject to the terms and conditions set forth herein, each Term Loan B Lender severally agrees to make its portion of certain term loans (the “Term B Loans”) to the Borrowers in Dollars on the Closing Date in an aggregate amount equal to such Lender’s Term Loan B Commitment; provided that the aggregate amount of all Term B Loans made on the Closing Date shall not exceed the

Aggregate Term Loan B Commitments. Amounts repaid on the Term B Loans may not be reborrowed. The Term B Loans may consist of Base Rate Loans or Eurodollar Loans, as further provided herein, provided, however, all Borrowings of Term B Loans on the Closing Date shall be made as Base Rate Loans unless the Administrative Agent shall have received an appropriate funding indemnity letter executed by the Borrowers and reasonably acceptable to the Administrative Agent at least three Business Days prior to the Closing Date.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the identity of the Borrower with respect to the Borrowing, conversion or continuation, as the case may be, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) whether such Loans are Revolving Loans, Term A Loans, Delayed Draw Term Loans or Term B Loans and the principal amount of such Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of a Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such

Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all outstanding Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or Alternative Currency for the account of the Borrowers or any of their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of L/C Obligations denominated in Alternative Currency shall not exceed the Alternative Currency Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless more than 50% of the Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000.

(D) such Letter of Credit is to be denominated in a currency other than Dollars or Alternative Currency; or

(E) a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto–Extension Letter of Credit

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion or such later date as the L/C Issuer may determine in its sole discretion with respect to any Letter of Credit denominated in Alternative Currency) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, a Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars or at the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Alternative Currency (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. In the case of a Letter of Credit denominated in Dollars, the applicable Borrower shall reimburse the L/C Issuer in Dollars. In the case of a Letter of Credit denominated in Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in Dollars unless the L/C Issuer (at its option) shall specify in such notice that it will require payment in Alternative Currency. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrowers fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such immediate written confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars, or if requested by the L/C Issuer pursuant to the provisions of Section 2.03(c)(i), the equivalent amount thereof in Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of Alternative Currency with Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrowers of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation pl us any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of Alternative Currency to a Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C

Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) In addition, if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C Obligations in Alternative Currency at such time exceeds the Alternative Currency Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations in Alternative Currency exceeds the Alternative Currency Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of cash collateral, request that additional cash collateral be provided in order and as required to protect against the results of exchange rate fluctuations.

(iv) Sections 2.04 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default under Section 9.01(a) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter (or such other amount as agreed to between the Borrowers and the L/C Issuer), computed on the Dollar Equivalent actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Prepayments.

(a) Voluntary Prepayments of Loans. The Borrowers may, upon notice from the Borrowers to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory Prepayments of Loans.

(i) Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iii) below.

(ii) Dispositions and Involuntary Dispositions. The Borrowers shall immediately prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions (other than Permitted Transfers and Dispositions permitted by Section 8.05(c)) and Involuntary Dispositions to the extent (A) such Net Cash Proceeds are not reinvested in Eligible Assets within 270 days of the date of such Disposition or Involuntary Disposition or (B) the aggregate amount of such Net Cash Proceeds not so reinvested exceeds $10,000,000 during any fiscal year. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iii) below.

(iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to Sections 2.04(b)(i) and (ii) shall be applied as follows:

(A) with respect to all amounts prepaid pursuant to Section 2.04(b)(i), first, ratably to the L/C Borrowings, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and

(B) with respect to all amounts prepaid pursuant to Section 2.04(b)(ii), first pro rata among the outstanding Term A Loans and the outstanding Delayed Draw Term Loans and then (after the Term A Loans and Delayed Draw Term Loans have been paid in full) to the Term B Loans and then (after the Term B Loans have been paid in full) to a permanent reduction in any unfunded Delayed Draw Term Loan Commitments and then (after the Delayed Draw Term Loan Commitments are zero) to Revolving Loans (with a corresponding reduction in the Aggregate Revolving Commitments) and then (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations (with a corresponding reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.05 Termination or Reduction of Commitments.

The Borrowers may, upon notice to the Administrative Agent, terminate (a) the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans and L/C Obligations or (b) the Aggregate Delayed Draw Term Loan Commitments or from time to time permanently reduce any undrawn amount of the Aggregate Delayed Draw Term Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent (i) not later than 12:00 noon three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Alternative Currency Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments or the Aggregate Delayed Draw Term Loan Commitments. Any reduction of the Aggregate Revolving Commitments or the Aggregate Delayed Draw Term Loan Commitments shall be applied to the Revolving Commitment or Delayed Draw Term Loan Commitment, as applicable, of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments or the Aggregate Delayed Draw Term Loan Commitments shall be paid on the effective date of such termination.

2.06 Maturity.

The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date, together with all accrued but unpaid interest and all other amounts owing with respect thereto.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) While any Event of Default under Section 9.01(a) exists, the Borrowers shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fees.

(i) Revolving Lenders. The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (A) the Applicable Rate times (B) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (I) the Outstanding Amount of Revolving Loans plus (II) the Outstanding Amount of L/C Obligations.

(ii) Delayed Draw Term Loan Lenders. The Borrowers shall pay to the Administrative Agent, for the account of each Delayed Draw Term Loan Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (A) the Applicable Rate times (B)(I) the Aggregate Delayed Draw Term Loan Commitments minus (II) the Outstanding Amount of Delayed Draw Term Loans.

The Commitment Fees shall accrue at all times during the applicable Availability Period, including at any time during which one or more of the conditions in Article V is not met,

and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with last Business Day in June following the Closing Date, and on the Maturity Date. The Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Fee Letters. The Borrowers shall pay (i) to the Arrangers for their own respective accounts fees in the amounts and at the times specified in the Joint Fee Letter and (ii) to Bank of America in the amounts and at the times specified in the Agent Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.09 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrowers shall execute and deliver to such Lender (through the Administrative Agent) (i) a promissory note, which shall evidence a Revolving Lender’s Revolving Loans, in the form of Exhibit 2.10(a)(i) (each a “Revolving Note”), (ii) a promissory note which shall evidence a Term Loan A Lender’s Term A Loans, in the form of Exhibit 2.10(a)(ii) (each a “Term Loan A Note”) (iii) a promissory note which shall evidence a Delayed Draw Term Loan Lender’s Delayed Draw Term Loans, in the form of Exhibit 2.10(a)(iii) (each a “Delayed Draw Term Loan Note”) and (iv) a promissory note which shall evidence a Term Loan B Lender’s Term B Loans, in the form of Exhibit 2.10(a)(iv) (each a “Term Loan B Note”), in each case, in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payment in Dollars or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in Alternative Currency shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate (i) any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner or (ii) any Lender (other than the L/C Issuer with respect to Letters of Credit denominated in Alternative Currency) to make any payments or Loans in any currency other than Dollars.

2.12 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13 Joint and Several Liability of Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.13 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets.

(e) Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by the other Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrower. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.13, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.13, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.13 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or a Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

(f) The provisions of this Section 2.13 are made for the benefit of the Lenders and their successors and assigns, and may be enforced by them from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.13 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of either of the Borrowers, or otherwise, the provisions of this Section 2.13 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).

2.14 Appointment of FIG.

Each Borrower, other than FIG, hereby appoints FIG to act as its agent for all purposes under this Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and agrees that (a) FIG may execute such documents on behalf of the other Borrowers as FIG deems appropriate in its sole discretion and the other Borrowers shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to FIG shall be deemed delivered to the applicable Borrower and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by FIG on behalf of the other Borrowers.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, setting forth in reasonable detail the basis of such amounts, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are residents for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the L/C Issuer, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrowers are residents for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent and upon the expiration of a previously delivered form, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b)  adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrowers and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or the L/C Issuer);

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrowers;

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13; or

(d) any failure by the Borrowers to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in Dollars or in Alternative Currency, as requested by the L/C Issuer, pursuant to the terms hereof; or

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained and from any foreign currency exchange losses. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Credit Facility Swap Contract or a Treasury Management Agreement with a Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Credit Facility Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity or enforceability of any of the Loan Documents, Credit Facility Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Credit Facility Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be taken or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Credit Facility Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Credit Facility Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Credit Facility Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Financial Statements. The Administrative Agent shall have received the Audited Financial Statements and the combined financial statements of the Fortress Entities, their respective Subsidiaries and the Consolidated Fortress Funds for the fiscal years ended 2006 and 2005, including balance sheets and income and cash flow statements, in each case audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

(d) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2006 in the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrowers and their Subsidiaries taken as a whole.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of such Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party, and each other jurisdiction where a filing would need to be made in order to perfect a security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto.

(iv) if requested, a FR Form U-1 from each applicable Loan Party and such other documentation or certificates as are necessary to comply with Regulation U of the FRB.

(h) Consents. Receipt by the Administrative Agent of any consents required to be obtained in connection with the execution, delivery and performance of the obligations of the Loan Parties under the Loan Documents, including any consents necessary to grant a security interest in the Collateral.

(i) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrowers (i) certifying that the conditions specified in Sections 5.01(d) and (e) and Sections 5.02(a), and (b) have been satisfied and certifying to such other matters as reasonably requested by the Administrative Agent and (ii) providing a calculation of the financial covenants in Section 8.10 (other than Section 8.10(b)) as of March 31, 2007.

(j) Existing Indebtedness. Receipt by the Administrative Agent of evidence that, on the Closing Date, all obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, paid and fully satisfied.

(k) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

(l) Attorney Costs. Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, license or good standing; except in each case referred to in clause

(b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party and any other document or certificate delivered hereunder or with respect thereto has been duly authorized by all necessary corporate or other organizational action, and does not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Management Agreement, (ii) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (iii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law (including, without limitation, Regulation U or Regulation X issued by the FRB). Each Loan Party is in compliance with (x) all of its Organizational Documents and (y) all of its Contractual Obligations, except to the extent such non-compliance with its Contractual Obligations could not be reasonably expected to have a Material Adverse Effect. Any Responsible Officer executing a document delivered hereunder shall be conclusively presumed to have acted on behalf of the applicable Loan Party.

6.03 Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms subject to and as limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and by equitable principals relating to enforcement to the extent applicable.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Fortress Entities and their respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Fortress Entities and their respective Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness.

(b) [Intentionally omitted].

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no incurrence of liabilities (contingent or otherwise) or reductions in the assets of the Loan Parties and their Subsidiaries that, in each case, is material in relation to the combined financial condition of the Fortress Entities and their respective Subsidiaries, taken as a whole and which is not either reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except, in each case, as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the combined financial condition, results of operations and cash flows of the Fortress Entities and their respective Subsidiaries or the Public FIG and its Subsidiaries, as applicable, as of the dates thereof and for the periods covered thereby.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There is no action, suit, proceeding, claim or dispute pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against a Loan Party or any of its Subsidiaries or Affiliates or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) which has a reasonable possibility of being adversely determined and, if adversely determined, could, either individually or together with other such actions, suits, claims or disputes, reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each of the Loan Parties and their Subsidiaries has good title to, or valid leasehold interests in, all Property necessary in the conduct of its business as currently conducted. The Property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

6.10 Insurance.

The properties of the Loan Parties and their Subsidiaries are adequately insured with insurance companies that are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as the Loan Parties believe are adequate.

6.11 Taxes.

The Loan Parties and their Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against a Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement except as contemplated by Section 8.06(c).

6.12 ERISA Compliance.

(a) Except for non-compliance which could not be reasonably expected to have a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.13 Subsidiaries/Equity Interests.

(a) Set forth on Schedule 6.13(a)(i) is a complete and accurate list of the Fortress Entities, their respective Subsidiaries and the relationship of each to the Fortress Funds (including, without limitation, all Material Fortress Funds), together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) percentage of outstanding shares or interests of each class owned (directly or indirectly) by a Fortress Entity or any Subsidiary, (iv) which Subsidiaries constitute Material Subsidiaries and whether the Equity Interests of each such Material Subsidiary have been pledged as Collateral and, to the extent any such Equity Interests have not been pledged as Collateral, a notation as to why and (v) which Fortress Entities and Subsidiaries are Guarantors and, to the extent any Fortress Entity or Subsidiary is not a Guarantor, a notation as to why, as such Schedule 6.13(a)(i) may be updated from time to time in accordance with Section 7.02(b). Set forth on Schedule 6.13(a)(ii) is a complete and accurate list of all Fortress Funds, as such Schedule 6.13(a)(ii) may be updated from time to time in accordance with Section 7.02(b). Set forth on Schedule 6.13(a)(iii) is a complete and accurate list of all SPVs, as such Schedule 6.13(a)(iii) may be updated from time to time in accordance with Section 7.02(b).

(b) All Equity Interests of Newcastle, Eurocastle and Oldcastle owned by the Loan Parties (other than Newcastle Options and Eurocastle Options) and all other Equity Interests in a public entity owned by the Loan Parties have been pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Pledge Agreement. All Equity Interests owned by a Loan Party in Material Subsidiaries have been pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Assignment of LLC Interests unless such Loan Party is contractually prevented from doing so or such pledge would require the consent of a third party.

(c) The outstanding Equity Interests being pledged pursuant to the Collateral Documents are validly issued and non-assessable.

6.14 Margin Regulations; Investment Company Act; Investment Advisors Act.

(a) No portion of any Loan or Letter of Credit will be used for the purpose of purchasing or carrying any Margin Stock. The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their respective Subsidiaries on a consolidated basis) will be Margin Stock.

(b) None of the Loan Parties, any Person Controlling a Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood that actual results may differ materially from such projected financial information

6.16 Compliance with Laws.

Each of the Loan Parties and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

Except for such failure to own or possess the legal right to use that could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by a Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from a Loan Party or any Subsidiary does not infringe on the rights of any Person.

6.18 Solvency.

Each Borrower is Solvent and the Loan Parties and their Subsidiaries are Solvent on a consolidated basis.

6.19 [Intentionally Omitted].

6.20 Property Information/ Legal Identification.

Set forth on Schedule 6.20 is a list of (a) all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date and (b) the chief executive office, tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Management Agreements/Other Agreements/Intercompany Debt.

(a) Set forth on Schedule 6.21 is a list of all of the Management Agreements, as such Schedule 6.21 may be updated from time to time pursuant to Section 7.02(b). The Management Agreements have been duly authorized, executed and delivered by the parties thereto and are in full force and effect. Except as set forth on Schedule 6.21, FIG is a party to or the sole managing member of each manager entity that is a party to the Management Agreements.

(b) The Loan Parties are not a party to any contracts for the payment of Management Fees other than the Management Agreements.

(c) No intercompany debt between a Loan Party, any Subsidiary or any of their Affiliates is evidenced by a note or any chattel paper unless such note or chattel paper has been delivered to the Administrative Agent, together with such other documentation as the Administrative Agent may request with respect thereto.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Annual Financial Statements.

(i) Public FIG. As soon as available, but in any event within 120 days after the end of each fiscal year of Public FIG (or on the date delivered to the SEC if earlier), a consolidated balance sheet of Public FIG and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by an opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(ii) Material Fortress Funds. As soon as available, but in any event within 150 days after the end of each fiscal year of the Borrowers (or within 160 days after the end of each fiscal year of the Borrowers if agreed to by the Administrative Agent in its sole discretion), the balance sheet of the Material Fortress Funds (other than (A) Newcastle, Eurocastle and any other public investment fund, in each case, to the extent such balance sheets are otherwise publicly available to the Lenders and (B) Fortress Partners Fund LP and Fortress Partners Offshore Fund LP, for which such information shall be delivered by July 31 of each year) as of the end of such fiscal year and the related statements of income, changes in shareholder’s equity and cash flows for such year, setting forth in each case in comparative from the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, audited and accompanied by an opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any

“going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements. As soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Public FIG (or on the date delivered to SEC if earlier), (i) a consolidated balance sheet of Public FIG and its Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Public FIG and its Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) a report setting forth the net asset value of the Hedge Funds certified by a Responsible Officer of the Borrower to fairly represent the net asset value of the Hedge Funds.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Concurrently with the delivery of the financial statements referred to in Section 7.01(a)(i), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any non-compliance with Section 8.10.

(b) Within 10 days subsequent to the delivery of the financial statements referred to in Sections 7.01(a)(i) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers including, without limitation, (i) information regarding the amount of all Dispositions, Involuntary Dispositions and Capital Expenditures that occurred during the period covered by such financial statements, (ii) a revised Schedule 6.13(a)(i), Schedule 6.13(a)(ii) and/or Schedule 6.21, if applicable, (iii) a reconciliation report showing fees, expenses and other amounts received or deferred under each Management Agreement, (iv) a detailed report listing Management Fee Earning Assets for each Fortress Fund and an identification of which Fortress Funds are Material Fortress Funds, (v) a statement of the amount of capital commitment and the unpaid capital obligations of each Loan Party and (vi) copies of any amendments, modifications or changes to the Organization Documents of a Loan Party or any Subsidiary thereof not previously disclosed in writing to the Administrative Agent.

(c) Prior to the end of each fiscal year of the Borrowers, an annual business plan and budget of the Borrowers and its Subsidiaries.

(d) Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof other than customary audits of registered investment advisors (under the Investment Advisors Act of 1940) and registered investment companies (under the Investment Company Act of 1940).

(e) Promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Except for Compliance Certificates, as set forth in Section 7.02(b), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices.

(a) Promptly notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c) Promptly notify the Administrative Agent of the occurrence of any ERISA Event.

(d) Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by a Loan Party or any Subsidiary.

(e) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of Public FIG, and copies of all annual, regular, periodic and special reports and registration statements which Public FIG may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) Promptly notify the Administrative Agent of any announcement by S&P or Moody’s of any establishment, change or possible change in a Debt Rating.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the

Borrowers or such Subsidiary and (b) all lawful claims which, if unpaid, would by law become a material Lien upon its property.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

7.07 Maintenance of Insurance.

Maintain in full force and effect adequate insurance (including worker’s compensation insurance, liability insurance and casualty insurance) with insurance companies not Affiliates of the Loan Parties in such amounts, with such deductibles and covering such risks as the Loan Parties believe are adequate. The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance and the Loan Parties shall use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent 30 days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of a Loan Party or a Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Loan Party or a Subsidiary, as the case may be.

7.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to audit the Collateral, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Loan Parties shall be afforded the opportunity to participate in any discussions with such directors, officers, and independent public accountants), at such reasonable times during normal business hours but not more frequently than twice each fiscal year, upon reasonable advance notice to the Borrowers; provided that absent an Event of Default the Borrower shall not be required to pay the expenses related thereto more frequently than once each fiscal year; and provided further that during the existence of an Event of Default the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours, without advance notice and as often as may be reasonably desired.

(b) If requested by the Administrative Agent in its sole discretion, promptly deliver to the Administrative Agent such information regarding the Collateral as reasonably requested.

7.11 Use of Proceeds.

The Term B Loans shall be used exclusively to repay the “Term B Loans” under the Existing Credit Agreement. The other Loans shall be used (i) to refinance other Indebtedness evidenced by the Existing Credit Agreement, (ii) to provide capital investments for Fortress Funds and (iii) to finance working capital and capital expenditures and for other lawful corporate purposes. Notwithstanding anything in this Section 7.11 above, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law, including Regulation U issued by the FRB, or of any Loan Document.

7.12 Existing and Additional Fortress Entities or Subsidiaries.

(a) On the Closing Date, with respect to each existing Fortress Entity which is not a Borrower and each Subsidiary thereof, and (b) concurrently with the delivery of the Compliance Certificates pursuant to Section 7.02(b), with respect to the acquisition or formation of any Fortress Entity or Subsidiary after the Closing Date:

(i) notify the Administrative Agent thereof in writing, together with the (A) jurisdiction of formation, (B) number of shares of each class of Equity Interests outstanding, and (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by a Loan Party or any Subsidiary; and

(ii) subject to the proviso below, cause such Person to (A) become a Guarantor and pledge its assets (pursuant to the terms of the Collateral Documents) by executing and delivering to the Administrative Agent, this Agreement, a Joinder Agreement or such other documents as the

Administrative Agent shall deem appropriate for such purpose, and (B) with respect to Fortress Entities and their Subsidiaries formed or acquired after the Closing Date, deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that such Person shall not be required to become a Guarantor if the Borrowers provide written confirmation to the Administrative Agent that (w) such action would require the consent of a third party or is otherwise contractually prohibited, (x) such Person (I) is an investment advisory affiliate formed to act as a general partner or investment manager to a Fortress Fund and (II) is not wholly-owned by a Loan Party or Subsidiary (or will not be wholly-owned within the next twelve months of the formation of such Person), (y) such Person is not a Material Subsidiary or (z) such Person is a Foreign Subsidiary.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.14 Pledged Assets.

(a) Equity Interests. The Loan Parties will cause the following Equity Interests to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents 100% of the issued and outstanding Equity Interests owned by the Loan Parties in (i) Newcastle, Eurocastle and Oldcastle (other than the Newcastle Options and the Eurocastle Options) and all Equity Interests in any other publicly traded entity, including all such Equity Interests acquired after the Closing Date, (ii) another Loan Party, (iii) Fortress Funds, (iv) SPVs and (v) Material Subsidiaries of any Loan Party, including all such Equity Interests acquired after the Closing Date, provided, however, that the Loan Parties will not be required to pledge (A) with respect to clauses (ii), (iii), (iv) and (v) above, such Equity Interests if the existence of such Lien would require the consent of a third party or is otherwise contractually prohibited or (B) with respect to such Equity Interests in Foreign Subsidiaries, more that 65% of the total voting stock of any Foreign Subsidiary if such pledge would result in an adverse tax consequence, in each case, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent

(b) Other Property. Each Loan Party will (i) cause all of its Property (to the extent contemplated by the Collateral Documents, including, but not limited to, its rights to fees under any Management Agreement and its rights in any aircraft (or interest therein) purchased as a permitted Capital Expenditure pursuant to Section 8.14) to be subject at all times to a perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(g), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15 Management Fees.

The Loan Parties will cause 100% of all Management Fees net of expenses and tax payments paid to an investor advisory affiliate (other than the portion of the Management Fees to which any employee of FIG or any of its Affiliates serving as a manager of a Fortress Fund is entitled pursuant to the terms of such individual’s agreement(s) with FIG or its Affiliates in respect of any Fortress Fund; it being understood that, as of the Closing Date, the only Fortress Funds in respect of which any employee of FIG or one of its Affiliates is entitled to any portion of such Fortress Fund’s Management Fees are Drawbridge Relative Value Fund LP and Drawbridge Relative Value Ltd., which began paying Management Fees after January 1, 2005) and, in each case to the extent such fees are not paid by a Fortress Fund directly to a Loan Party, to be promptly distributed (in cash except as set forth above) to a Loan Party when received by the Person to which such fees are paid; such distribution to be made to the Cash Collateral Account or otherwise in accordance with the payment instructions set forth in the Collateral Documents or notices delivered pursuant thereto; provided, however, that this Section shall not apply to any Deferred Management and Incentive Fees. The Loan Parties shall cause Subsidiaries that are entitled to receive any such fees from a Fortress Fund to enforce their respective rights at law and in equity to receive such fees from such Fortress Fund. Nothing herein shall limit the right of the Loan Parties or their Subsidiaries to reinvest or defer receipt of Management Fees earned or received from the Offshore Hedge Funds.

7.16 Distributions of Income to the Loan Parties.

In addition to the requirements set forth in Section 7.15, the Loan Parties shall cause all of their respective Subsidiaries and, to the extent possible, the Private Equity Funds to promptly distribute to the Loan Parties (but not less frequently than once each fiscal quarter), whether in the form of dividends, distributions or otherwise, their applicable share of any profits, proceeds or other income relating to or arising from such Person’s use, operation, financing, refinancing, sale or other disposition of its assets and properties after (a) the payment by such Person of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis (including, but not limited to, employee compensation) and capital improvements to be made to such Person’s assets and properties approved by such Person in the ordinary course of business consistent with its past practices. The Loan Parties shall enforce their respective rights at law and in equity to receive distributions from their Affiliates and from Newcastle and Eurocastle.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) leases or subleases granted to others not interfering in any material respect with the business of a Loan Party or any of their Subsidiaries;

(j) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k) Liens deemed to exist in connection with Investments in permitted repurchase agreements;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens of sellers of goods to a Loan Party and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(o) Liens in connection with Indebtedness permitted by Section 8.03(j).

8.02 [Intentionally Omitted].

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Loan Parties and their Subsidiaries set forth in Schedule 8.03 (and renewals, refundings, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate);

(c) Indebtedness of a Loan Party or a Subsidiary to another Loan Party or Subsidiary;

(d) obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under (i) any Credit Facility Swap Contract or (ii) any other Swap Contract, provided that with respect to clause (ii) (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) current liabilities of the Loan Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.04;

(g) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(h) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i) Indebtedness in the form of either a direct obligation of a Loan Party or in the form of a guaranty by a Loan Party, in each case, with respect to the obligation to refund or repay Promote Fees previously received from a Private Equity Fund;

(j) (i) Indebtedness for Capital Leases and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $40,000,000 at any one time outstanding and (ii) other Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding; and

(k) Guarantees with respect to Indebtedness permitted under clauses (a) through (j) of this Section 8.03.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person); provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) a Borrower may merge or consolidate with any of its Subsidiaries; provided that such Borrower shall be the continuing or surviving corporation, (b) any Loan Party that is not a Borrower may merge or consolidate with `any other Loan Party that is not a Borrower, (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party provided that such surviving Person is a Loan Party or shall promptly become a Loan Party, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect, and (f) a Borrower may merge or consolidate with any Borrower; provided that in any such event FIG must survive and remain a Borrower. It is understood and agreed that this Section 8.04 shall not prohibit any change in ownership of a Loan Party or a Subsidiary that is not a Loan Party that does not cause a Change of Control as long as such Person remains a Loan Party, if it was a Loan Party, and all Liens on the assets of such Person, if any, remain in full force and effect.

8.05 Dispositions.

Make any Disposition except:

(a) Permitted Transfers;

(b) subject to Section 2.04(b) (ii), Dispositions of Equity Interests in any Castle;

(c) Dispositions of Investment Assets; provided that (i) the Loan Parties are in compliance on a Pro Forma Basis with the financial covenants in Section 8.10 after giving effect thereto, (ii) the Net Cash Proceeds received in connection therewith shall be funded into the Cash Collateral Account and (iii) such Net Cash Proceeds shall be either reinvested in other Investment Assets within 270 days from such Disposition or used to prepay the then Outstanding Amounts in the manner set forth in Section 2.04(b)(ii);

(d) Subject to Section 2.04(b)(ii), Permitted Management Function Transfers;

(e) Dispositions of Promote Fees;

(f) Subject to Section 2.04(b)(ii), other Dispositions so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the Property disposed of, (ii) such transaction is not a Sale and Leaseback Transaction, (iii) such transaction does not involve the sale or other disposition of an Equity Interest in any Subsidiary other than transfers relating to Promote Fees permitted by clause (e) above, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in any single transaction (or series of related transaction) does not exceed $25,000,000 and (vi) no Default exists or would be caused by such Disposition;

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to a Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c) the Loan Parties may, for any period, make other Restricted Payments in the form of Distributions for the payment of taxes in an amount equal to taxes that would be owed (including estimated taxes), as determined by the Borrowers in their reasonable discretion (using reasonable consistent assumptions), by any Person as a result of its direct or indirect ownership of a Loan Party or Subsidiary; provided that such Distributions pursuant to this clause (c) shall not exceed an amount equal to the product of the Presumed Tax Rate and the taxable income of the Loan Parties and their Subsidiaries (less any prior Distributions for estimated taxes) for such period (collectively, “Permitted Tax Distributions”);

(d) a Loan Party or a Subsidiary may make any Distribution to the extent it would be permitted as a Disposition under Section 8.05; and

(e) so long as no Event of Default exists immediately prior or after giving effect thereto, Borrowers may make Distributions of Free Cash Flow to Persons who are not Loan Parties.

8.07 Change in Nature of Business.

Engage in any material line of business not in the investment management business or any business ancillary thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Sections 8.03, 8.04, 8.05 or 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and the granting of Equity Interests to officers and directors, (e) Investments in Fortress Funds by officers, directors and Affiliates without the payment of normal fees or charges related thereto, and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other Distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its material Property to any Loan Party other than restrictions (A) on the transfer of partnership interests, (B) with respect to the assignment of interests in management agreements or (C) set forth in lease agreements in the ordinary course, (v) with respect solely to Loan Parties, pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) with respect solely to Loan Parties, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (A) this Agreement and the other Loan Documents, (B) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (C) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale.

(b) With respect solely to Loan Parties, enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or section 8.03(j)(i), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale and (iv) in connection with the formation of entities consistent with past practices.

8.10 Financial Covenants.

(a) Minimum Management Fee Earning Assets. At any time, permit the Management Fee Earning Assets to be less than the sum of (i) $18,000,000,000 plus (ii) an additional $500,000,000 as of the last day of each fiscal year of the Borrowers during the term of this Agreement (e.g., as of December 31, 2007, the Management Fee Earning Assets must not be less than $18,500,000,000, as of December 31, 2008, the Management Fee Earning Assets must not be less than $19,000,000,000, etc.).

(b) Minimum EBITDA. Permit as of the end of any fiscal quarter of the Borrowers for the four quarter period ending on such date, the EBITDA of the Loan Parties and their consolidated Subsidiaries to be less than (i) for the fiscal quarters ending June 30, 2007 and September 30, 2007, $375,000,000 (ii) for the fiscal quarters ending December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, $400,000,000 and (iii) for each fiscal quarter thereafter, $500,000,000.

(c) Minimum Investment Assets.

(i) Permit the Consolidated Adjusted Asset Value to be less than the sum of (i) $550,000,000 plus (ii) the Outstanding Amount of the Delayed Draw Term Loans plus (iii) an additional $50,000,000 as of March 31 of each year during the term of this Agreement (the sum of (i), (ii) and (iii), the “Required Investment Assets”).

(ii) Permit the sum of (A) the aggregate Asset Value of all Fortress Fund Investments plus (B) the amount of cash and Cash Equivalents located in a Cash Collateral Account to be less than 40% of the Required Investment Assets.

(iii) Permit the sum of (A) the aggregate Asset Value of all Fortress Fund Investments plus (B) the aggregate Asset Value of all Co-Investment Fund Investments plus (C) the amount of cash and Cash Equivalents located in a Cash Collateral Account to be less than 60% of the Required Investment Assets; provided that the contribution to clause (B) above from any individual Co-Investment Fund Investments shall not exceed $75,000,000 for purposes of this Section 8.10(c)(iii).

8.11 [Intentionally Omitted].

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Change its fiscal year.

(c) Without providing 20 days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.13 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.14 Capital Expenditures.

Permit Capital Expenditures of the Loan Parties and their Subsidiaries to exceed $25,000,000, in the aggregate, during any fiscal year.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within ten Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.03, 7.05, or 7.11 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for the greater of (i) thirty days or (ii) ten Business Days after any Loan Party obtains knowledge thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) A Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, and such failure shall continue after the applicable grace period, if any, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrowers or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. A Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) a Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against a Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and have not been stayed, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Subsidiary or Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Management Agreements. Any Management Agreement with respect to a Material Fortress Fund shall be terminated or otherwise fail to exist or be in full force and effect other than in connection with (i) a Permitted Management Function Transfer, (ii) a scheduled orderly unwinding of a Private Equity Fund or (iii) a Permitted Fund Termination; or

(m) Material Fortress Funds. Any event occurs which causes a Material Fortress Fund to (i) terminate, dissolve, liquidate or wind up (or to begin the process of same) other than in connection with a Permitted Fund Termination or (ii) not be managed and advised by a Borrower of a Subsidiary or a Borrower other than as a result of (A) a scheduled orderly unwinding of a Private Equity Fund or (B) a Permitted Management Function Transfer.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Sections 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Credit Facility Swap Contract, ratably among the Lenders (and, in the case of such Credit Facility Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Credit Facility Swap Contract, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Credit Facility Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither a Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, provider of a Credit Facility Swap Contract or Treasury Management Agreement and the L/C Issuer) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan

Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.144-1, then the Borrowers shall have the right to prohibit such potential successor from becoming the Administrative Agent in their reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.144-1, then the Borrowers shall have the right to prohibit such potential successor from becoming the Administrative Agent in their reasonable discretion; and provided further that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the

Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Credit Facility Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters/Ineligible Assignee Letter Agreement.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and the Aggregate Term Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to consent to any amendment or modification to the Ineligible Assignee Letter Agreement on the date five Business Days after notice of such amendment or modification unless at least three non-affiliated Lenders holding in the aggregate more than 25% of (i) the unfunded

Commitments and the outstanding Loans, L/C Obligations and participations therein or (ii) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein has notified the Administrative Agent of their objection to such amendment or modification prior to the expiration of such five Business Day period.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments, if any, is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(iv) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral; or

(vii) release a Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby; or

(b) prior to the termination of the Aggregate Revolving Commitments, unless also signed by Revolving Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 5.02(b) or (ii) amend, change, waive, discharge or terminate Sections 2.03(a)(ii)(B), 5.02 or 9.01 in a manner adverse to such Lenders or this Section 11.01(b); or

(c) unless also signed by (i) Term Loan A Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term A Loans (and participations therein), and (ii) Delayed Draw Term Loan Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Delayed Draw Term Loans (and participations therein), no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate Section 2.04(b)(iii) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.04(b)(ii) or (ii) amend, change, waive, discharge or terminate this Section 11.01(c) (other than to provide other Term Loan A Lenders and other Delayed Draw Term Loan Lenders with proportional rights under this Section 11.01(c)); or

(d) unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; or

(e) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Information. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee but excluding Taxes which are the subject matter of Section 3.01 other than the net amount of any Taxes related to amounts paid pursuant to this Section 11.04(b)), and shall indemnify and hold harmless each Indemnitee from all reasonable documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) does not directly involve an act or omission of a Loan Party or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim against any Indemnitee or Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this

Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages were caused by such Indemnitee’s gross negligence or willful misconduct.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) and $1,000,000 in the case of an assignment of Term A Loans, Term B Loans or a Delayed Draw Loan Commitment and the related Delayed Draw Term Loans thereunder) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans (or any tranche thereof) on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed; shall be required unless (1) an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or any other Event of Default has occurred and is in existence for at least 10 Business Days and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund Lender with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to a Borrower. No such assignment shall be made to a Borrower or any of a Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons or Ineligible Assignees. No such assignment shall be made to a natural person or an Ineligible Assignee.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall only treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, an Ineligible Assignee or the Borrowers or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. In the event that any Lender sells a participation pursuant to this Section 11.6(d), such Lender shall maintain with respect to such participation, acting solely for this purpose as an agent of the Borrower, a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. If requested by the Administrative Agent or the Borrower, such Lender shall make the Participant Register available to Administrative Agent or the Borrower upon either (i) the exercise by a Participant of remedies hereunder or (ii) a request for the Register by the IRS.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, upon thirty days’ notice to the Borrowers and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Credit Facility Swap Contract, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or containing provisions more restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, including investments, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (iv) any Lender is a Defaulting Lender or (v) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund Lender consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

11.17 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of a Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the applicable Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).

11.18 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	FIG LLC, a Delaware limited liability company (formerly known as Fortress Investment Group LLC)
By:
Name:
Title:

FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership (formerly known as Fortress Investment Holdings LLC)
By:
Name:
Title:

FORTRESS OPERATING ENTITY II LP, a Delaware limited partnership (formerly known as Fortress Principal Investment Holdings II LLC)
By:
Name:
Title:

FORTRESS OPERATING ENTITY III LP, a Delaware limited partnership (formerly known as FIG Partners Pool (P) LLC)
By:
Name:
Title:

PRINCIPAL HOLDINGS I LP, a Delaware limited partnership (formerly known as Fortress Principal Investment Holdings III LLC)
By:
Name:
Title:

GUARANTORS:	FORTRESS PRINCIPAL INVESTMENT HOLDINGS LLC, a Delaware limited liability company
By:
Name:
Title:

FORTRESS PRINCIPAL INVESTMENT GROUP LLC, a Delaware limited liability company
By:
Name:
Title:

FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC, a Delaware limited liability company
By:
Name:
Title:

FORTRESS CANADA MANAGEMENT TRUST, a Delaware statutory trust
By:
Name:
Title:

FIG PARTNERS POOL (A) LLC, a Delaware limited liability company
By:
Name:
Title:

FIG PARTNERS POOL (P2) LLC, a Delaware limited liability company
By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A., as a Lender and L/C Issuer
By:
Name:
Title:

[Other lenders to be provided]

EXHIBIT 2.02

FORM OF LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May __, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FIG LLC (formerly known as Fortress Investment Group LLC), a Delaware limited liability company, the other Borrowers party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned on behalf of [specify Borrower] hereby requests (select one):

☐ A Borrowing of [Revolving][Term A][Term B][Delayed Draw Term] Loans

☐ A conversion or continuation of [Revolving][Term A][Term B][Delayed Draw Term] Loans

1.	On (a Business Day).
2.	In the amount of $ .
3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of ____ months.

After giving effect to the Borrowing, if any, requested herein, the Borrowers will be in compliance with Section 2.01 of the Credit Agreement. In accordance with the requirements of Section 5.02, the Borrowers hereby reaffirm the representations and warranties set forth in the Credit Agreement and confirms that no Default or Event of Default exists or would result from the Borrowing or the application of the proceeds thereof.

FIG LLC, a Delaware limited liability company
By:
Name:
Title:

1

EXHIBIT 2.10(a)(i)

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), jointly and severally, hereby promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of May __, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

2

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWERS AND THE LENDERS HEREBY AGREE TO BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 11.14 OF THE AGREEMENT.

FIG LLC, a Delaware limited liability company
By:
Name:
Title:

FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY II LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY III LP, a Delaware limited partnership
By:
Name:
Title:

PRINCIPAL HOLDINGS I LP, a Delaware limited partnership
By:
Name:
Title:

3

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Loan Made	Amount of Revolving Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________

4

EXHIBIT 2.10(a)(ii)

FORM OF TERM A LOAN NOTE

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), jointly and severally, hereby promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term A Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of May __, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrowers promise to pay interest on the unpaid principal amount of each Term A Loan from the date of such Term A Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A Loan Note is one of the Term A Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term A Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Each Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Loan Note and endorse thereon the date, amount and maturity of each such Term A Loan and payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Loan Note.

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWERS AND THE LENDERS HEREBY AGREE TO BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 11.14 OF THE AGREEMENT.

FIG LLC, a Delaware limited liability company
By:
Name:
Title:

FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY II LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY III LP, a Delaware limited partnership
By:
Name:
Title:

PRINCIPAL HOLDINGS I LP, a Delaware limited partnership
By:
Name:
Title:

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________

EXHIBIT 2.10(a)(iii)

FORM OF DELAYED DRAW TERM LOAN NOTE

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), jointly and severally, hereby promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Delayed Draw Term Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of May __, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrowers promise to pay interest on the unpaid principal amount of each Delayed Draw Term Loan from the date of such Delayed Draw Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Delayed Draw Term Loan Note is one of the Delayed Draw Term Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Delayed Draw Term Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Delayed Draw Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Each Delayed Draw Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Delayed Draw Term Loan Note and endorse thereon the date, amount and maturity of each such Delayed Draw Term Loan and payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Delayed Draw Term Loan Note.

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWERS AND THE LENDERS HEREBY AGREE TO BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 11.14 OF THE AGREEMENT.

FIG LLC, a Delaware limited liability company
By:
Name:
Title:

FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY II LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY III LP, a Delaware limited partnership
By:
Name:
Title:

PRINCIPAL HOLDINGS I LP, a Delaware limited partnership
By:
Name:
Title:

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________

EXHIBIT 2.10(a)(iv)

FORM OF TERM B LOAN NOTE

FOR VALUE RECEIVED, the undersigned (collectively, the “Borrowers”), jointly and severally, hereby promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term B Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of May __, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The Borrowers promise to pay interest on the unpaid principal amount of each Term B Loan from the date of such Term B Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term B Loan Note is one of the Term B Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term B Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term B Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Each Term B Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B Loan Note and endorse thereon the date, amount and maturity of each such Term B Loan and payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B Loan Note.

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THIS NOTE INCORPORATES BY REFERENCE, AND THE BORROWERS AND THE LENDERS HEREBY AGREE TO BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 11.14 OF THE AGREEMENT.

FIG LLC, a Delaware limited liability company
By:
Name:
Title:

FORTRESS OPERATING ENTITY I LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY II LP, a Delaware limited partnership
By:
Name:
Title:

FORTRESS OPERATING ENTITY III LP, a Delaware limited partnership
By:
Name:
Title:

PRINCIPAL HOLDINGS I LP, a Delaware limited partnership
By:
Name:
Title:

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________
__________	__________	__________	__________	__________	__________	__________

EXHIBIT 7.02

FORM OF COMPLIANCE CERTIFICATE

Statement Date: ,
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May __, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FIG LLC (formerly known as Fortress Investment Group LLC), a Delaware limited liability company (“FIG”), the other Borrowers party thereto, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                             of FIG, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The year-end audited financial statements required by Section 7.01(a)(i) of the Agreement for the fiscal year ended as of the above date of Public FIG and its Subsidiaries, together with the report and opinion of an independent certified public accountant required by such section, have been delivered to the Administrative Agent. Such financial statements fairly present the financial condition, results of operations and cash flows of Public FIG and its Subsidiaries, as at such date and for such period.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter ended as of the above date of Public FIG and its Subsidiaries have been delivered to the Administrative Agent. Such financial statements fairly present the financial condition, results of operations and cash flows of Public FIG and its Subsidiaries, as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Public FIG and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the Loan Parties and their Subsidiaries and Affiliates during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Loan Parties contained in Article VI of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. Attached hereto as Schedule 1 are calculations demonstrating compliance with the financial covenants set forth in Section 8.10 of the Agreement.

6. Attached hereto as Schedule 2 are calculations demonstrating compliance with Section 7.15 of the Agreement regarding the Management Fees.

7. Attached hereto as Schedule 3 is a reconciliation report showing fees, expenses and other amounts received or deferred under each Management Agreement and a detailed report listing Management Fee Earning Assets for each Fortress Fund and identification of which Fortress Funds are Material Fortress Funds.

8. Attached hereto as Schedule 4 is information regarding the amount of all Dispositions, Involuntary Dispositions and Capital Expenditures for the fiscal year/quarter ended as of the above date.

9. Attached hereto as Schedule 5 are revised Schedules 6.13(a)(i), 6.13(a)(ii), 6.13(b), 6.20, and 6.21 to the Credit Agreement, Schedule 2(a) to the Assignment of LLC Interests and Schedule 5(b) to the Assignment of LLC Interests, if applicable, or, if not applicable, a representation that such existing schedule(s) are true and accurate.

10. Attached hereto as Schedule 6 are copies of the new or revised Management Agreement(s) or Organization Document(s) which must be provided pursuant to the Assignment of Interests in Management Agreements, the Assignment of LLC Interests and/or the Pledge Agreement, as applicable, or, if not applicable, a representation that such existing documents and agreements are true and accurate.

11. Attached hereto as Schedule 7 are Joinder Agreement(s), to the extent not already provided and if applicable, executed by each new entity that is required to become a Guarantor pursuant Section 7.12 of the Credit Agreement.

12. Attached hereto as Schedule 8 is a statement of the amount of capital commitment and the unpaid capital obligations of each Loan Party.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                   ,                      .

FIG LLC, a Delaware limited liability company
By:
Name:
Title:

Schedule 1 to

Compliance Certificate

Covenant Calculations

Schedule 2 to

Compliance Certificate

Management Fee Calculations

Schedule 3 to

Compliance Certificate

Management Fee Reconciliation Report, Management Fee Earning Assets

And Material Fortress Funds

[To Be Completed By Borrowers]

Schedule 4 to

Compliance Certificate

Dispositions, Involuntary Dispositions

and Capital Expenditures

[To Be Completed By Borrowers]

Schedule 5 to

Compliance Certificate

Revised Schedules to Loan Documents

and/or

Representation that no change in

such Schedules has occurred

[To Be Completed By Borrowers]

Schedule 6 to

Compliance Certificate

Management Agreement(s), Organization Document(s)

and/or

Representation that no change in

such agreements and documents has occurred

[To Be Completed By Borrowers]

Schedule 7 to

Compliance Certificate

Joinder Agreement(s)

[To Be Completed By Borrowers]

1

Schedule 8 to

Compliance Certificate

Capital Commitments

or

Unpaid Capital Obligations

[To Be Completed By Borrowers]

2

EXHIBIT 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of _____________, 20__, is by and between _____________________, a ___________________ (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Second Amended and Restated Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of May __, 2007, among FIG LLC (formerly known as Fortress Investment Group LLC), a Delaware limited liability company (“FIG”), the other Borrowers party thereto, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, Pledge Agreement, Assignment of LLC Interests, Assignment of Interests in Management Agreements and Cash Collateral Account and Control Agreement (collectively, the “Collateral Documents”) and shall have all the obligations of an “Obligor” (as such term is defined in the applicable agreement) thereunder as if it had executed each agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in the applicable Collateral Document) of the Subsidiary. The Subsidiary further agrees to (a) execute and deliver such documentation as reasonably requested by the Administrative Agent as is necessary to pledge such assets of the Subsidiary consistent with the liens granted by the Guarantors on the Closing Date (as more fully described in Section 5.01(g) of the Credit Agreement) and (b) deliver to the Administrative Agent (i) organization documents of the Subsidiary (as more fully described in Section 5.01(f) of the Credit Agreement) and (ii) a opinions of counsel to the Subsidiary all in form, content and scope reasonably satisfactory to the Administrative Agent.

3. The Subsidiary hereby represents and warrants to the Administrative Agent that:

3

(a) Attached hereto as Schedule 1 are revised Schedules 6.13(a)(i), 6.13(a)(ii), 6.13(b), 6.20, and 6.21, to the Credit Agreement and Schedule 2(a) to the Assignment of LLC Interests and Schedule 5(b) to the Assignment of LLC Interests, as applicable, or, if not applicable, a representation that such existing schedule(s) are true and accurate.

(b) Except as set forth on Schedule 2, the Subsidiary has not during the past five years (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

4. The address of the Subsidiary for purposes of all notices and other communications is the same as the Borrowers and Guarantors as set forth on Schedule 11.02 of the Credit Agreement.

5. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

6. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

4

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

5

Schedule 1

to Joinder Agreement

Revised Schedules to Loan Documents

and/or

Representation that no change in

such Schedules has occurred

[To Be Completed By Borrowers]

6

Schedule 2

to Joinder Agreement

Mergers, Consolidations, Tradenames, Etc.

[To Be Completed By Borrowers]

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EXHIBIT 11.07

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]
3.	Borrowers: FIG LLC (formerly known as Fortress Investment Group LLC); Fortress Operating Entity I LP; Fortress Operating Entity I LP; Fortress Operating Entity I LP; and Principal Holdings I LP.
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.

Credit Agreement: Second Amended and Restated Credit Agreement, dated as of May ___, 2007, among FIG LLC (formerly known as Fortress Investment Group LLC), the other Borrowers party thereto, the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer (the “Credit Agreement”).

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6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Commitment/Loans[3]	CUSIP Number

	$_______________	$_______________	____________%
	$_______________	$_______________	____________%
[7.	Trade Date:	__________________][4]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:]6

By:
Title:

______________

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., Revolving Commitment, Term Loan A Commitment, etc)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the FIG LLC and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

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and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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The following is a brief description of the schedules omitted from the Credit Agreement.  The Company will supplementally provide the Securities and Exchange Commission with any omitted schedule upon request.

SCHEDULES

2.01

Commitments and Applicable Percentages

2.03

Existing Letters of Credit

6.13(a)(i)

List of Subsidiaries of Loan Parties

6.13(a)(ii)

Fortress Funds

6.13(a)(iii)

SPVs

6.20

Property Information

6.21

Management Agreements

8.01

Liens

8.03

Indebtedness

11.02

Certain Addresses for Notices